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                                                                      EXHIBIT 12

                              STONEPATH GROUP, INC.
              COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                           REGULATION S-K ITEM 503(D)
                                 (IN THOUSANDS)

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
                                                                                          THREE MONTHS ENDED
                                                                                            MARCH 31, 2006
                                                                                          ------------------
EARNINGS
Pre-tax income (loss) from continuing operations before minority
interests or income/(loss) from equity investees                                          $          (2,887)
Add: Fixed charges                                                                                    2,035
Add: Amortization of capitalized interest
Add: Distributed income of equity investees                                                              --
Add: Share of pre-tax losses of equity investees                                                         --
Less: Interest capitalized                                                                               --
Less: Preference security dividend requirements of consolidated subsidiaries                             --
Less: Minority interest in pre-tax income of subsidiaries that have
not incurred fixed charges                                                                             (135)
                                                                                          -----------------
                                                  TOTAL EARNINGS                          $            (987)
                                                                                          -----------------

FIXED CHARGES
Interest expensed and capitalized                                                         $           1,361
Add: Amortized premiums, discounts and capitalized expenses related to indebtedness                     674
Add: Estimate of the interest within rental expense (a)                                                  --
Add: Preference security dividend requirements of consolidated subsidiaries (pre-tax)                    --
                                                                                          -----------------
                                             TOTAL FIXED CHARGES                          $           2,035
                                                                                          -----------------

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS                                  (0.49)

DEFICIENCY                                                                                $           3,022

(a) Total rent expense                                                                    $           2,041
Percentage                                                                                               33%
                                                                                          -----------------
Estimated interest portion of rent expense                                                $             674
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